EXHIBIT 21

SUBSIDIARIES
The following is a list of the subsidiaries of Gibraltar Industries, Inc. as of December 31, 2019. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

AMICO Holding Company, Inc.	Delaware
Alabama Metal Industries Corporation	Delaware
Diamond Perforated Metals, Inc.	California
AMICO Canada, Inc.	Canada
Appleton Supply Company, Inc.	Delaware
D.S.B. Holding Corp.	Delaware
The D.S. Brown Company	Ohio
Florence Corporation	Illinois
Florence Corporation of Kansas	Kansas
Gibraltar Industries Holding Company (UK) Limited	United Kingdom
Renusol Gmbh	Germany
Rough Brothers Greenhouse Manufacturing (Shanghai) Co., Ltd	China
RBI Solar KK	Japan
Gibraltar Steel Corporation of New York	New York
Southeastern Metals Manufacturing Company, Inc.	Florida
Pacific Awards Metals, Inc.	California
Noll/Norwesco, LLC	Delaware
Air Vent Inc.	Delaware
Nexus Corporation	Colorado
Package Concierge, Inc.	Delaware
Tour 24 LLC	Delaware
Rough Brothers Holding Co., Inc.	Ohio
RBI Solar, Inc.	Ohio
Renusol America, Inc.	Delaware
SolarBOS	California
Rough Brothers Manufacturing, Inc.	Ohio
Rough Brothers, Inc.	Ohio
Apeks, LLC	Ohio
Solar Group, Inc.	Delaware